--------------------------------------------------------------------------------

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT
     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934


                                October 17, 2006
                Date of Report (Date of earliest event reported)


                            QUAKER FABRIC CORPORATION
             (Exact name of registrant as specified in its charter)


      Delaware                      1-7023                       04-1933106
(State of incorporation)   (Commission File Number)          (I.R.S. Employer
                                                            Identification No.)

941 Grinnell Street, Fall River, Massachusetts                02721
(Address of principal executive offices)                    (Zip Code)


Registrant's telephone number, including area code      (508) 678-1951



         (Former name or former address, if changed since last report.)


Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01 Regulation FD Disclosure

On October 17, 2006, Quaker Fabric Corporation of Fall River ("Quaker"), a wholly-owned subsidiary of Quaker Fabric Corporation (the "Company"), announced that it had reached a preliminary agreement on the terms of a refinancing transaction with Bank of America, N.A. (the "Bank") and GB Merchant Partners, LLC ("GB") that would provide Quaker with approximately $50.0 million of senior secured financing.

The contemplated transactions with the Bank and GB are subject to a number of approvals and conditions. Assuming those conditions were met, the transaction with the Bank would involve an amendment to Quaker's existing senior secured credit facility to provide for repayment in full of the term loan portion of that facility and the provision of a $25.0 million senior secured revolving credit line (the "Revolving Credit Facility") going forward. The preliminary agreement reached with GB calls for GB to provide Quaker with two (2) senior secured term loans of up to $12.5 million each (the "Term Loans"), with one term loan to be secured by first priority liens on Quaker's real estate (the "Real Estate Term Loan") and the other to be secured by first priority liens on Quaker's machinery and equipment (the "Equipment Term Loan").

The contemplated transactions with the Bank and GB are subject to a number of conditions and approvals including, but not limited to, completion of due diligence efforts by both the Bank and GB, negotiation and execution of satisfactory definitive documentation with both the Bank and GB, Quaker's ability to meet certain minimum excess availability and working capital requirements as of the closing date, and no material adverse change in Quaker's financial condition or prospects for the future since July 1, 2006, the end of Quaker's second fiscal quarter for fiscal 2006.

The contemplated transaction with the Bank would provide that advances to Quaker under the Revolving Credit Facility would be limited to a formula based on Quaker's accounts receivable and inventory minus an "Availability Block" (and such other reserves as the Bank may establish.) In addition, all obligations to the Bank would be secured by first priority liens upon all of Quaker's and the Company's assets and on the assets of any Guarantor, other than real estate and machinery and equipment.

The contemplated transaction with GB would require Quaker to make mandatory prepayments of the Real Estate and Equipment Term Loans as Quaker sells the assets securing those loans pursuant to the terms of the restructuring plan Quaker has in place (the "Restructuring Plan"). Following the sale in 2008 of the last parcel of real estate contemplated by the Restructuring Plan, amortization of the Real Estate Term Loan would be at the rate of $1.1 million per year, payable at the rate of $100,000 per month in each month other than July. In addition, in the event sales of certain parcels of real estate are not consummated on or before the dates assumed for such sales in the Restructuring Plan, Quaker would be responsible for making Late Sale Amortization Payments (as defined in the GB term sheet) at the rate of $150,000 per month until such payments equal 92.5% of the net proceeds GB would have received on the sale of such real estate.

In addition, the financing agreements contemplated by the preliminary agreements reached among the Company, the Bank and GB are expected to include customary financial covenants, reporting obligations, and certain affirmative and negative covenants including, but not limited to, restrictions on dividend payments, capital expenditures, indebtedness, liens and acquisitions and investments.

There can be no assurance that the financing transactions contemplated will be consummated on terms acceptable to the Company, or at all. The Company may be required to seek alternate financing sources, the terms of which financing, if obtainable, may be disadvantageous to the Company. Based upon the anticipated performance of the Company for the foreseeable future, and absent appropriate additional waivers or agreements to forbear from the Company's existing lenders, the failure to obtain new financing would likely result in an Event of Default under the Company's existing debt agreements and the inability to borrow under the Company's existing revolving credit facility with the Bank.

As of October 14, 2006, there were $15.2 million of loans outstanding under the Company's existing revolving credit facility, approximately $4.6 million of letters of credit and unused availability of $1.0 million.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.



                                  QUAKER FABRIC CORPORATION
                                     (Registrant)



Date: October 17, 2006              /s/   Paul J. Kelly
                                  ----------------------------------------------
                                          Paul J. Kelly
                                          Vice President - Finance and Treasurer